Ascena Retail Group Announces wind down of dressbarn Business
--Move Advances Company’s Ongoing Transformation--

MAHWAH, N.J. (May 20, 2019) - ascena retail group, inc. (Nasdaq: ASNA) (“ascena” or the “Company”) today reported that its Dressbarn brand has announced plans to commence a wind down of Dressbarn’s operations. This decision has no impact on the operations of any of ascena’s other brands and will strengthen the Company’s overall financial performance. Dressbarn is issuing a separate press release today.
Dressbarn’s wind down is another significant step taken to advance ascena’s ongoing transformation. This move is in line with the Company’s commitment to comprehensively assess and optimize its portfolio by focusing resources on its most profitable brands to position the business for long-term growth and enhance shareholder value. Today’s announcement follows ascena’s recently completed sale of its maurices brand.

About ascena retail group, inc.
ascena retail group, inc. (Nasdaq: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (Dressbarn), Plus Fashion segment (Lane Bryant, Catherines, and Cacique), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. through its retail brands operates ecommerce websites and approximately 3,500 stores throughout the United States, Canada, and Puerto Rico.
For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, dressbarn.com, lanebryant.com, Catherines.com, and shopjustice.com.

Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. ascena’s Securities and Exchange Commission (“SEC”) filings identify many such risks and uncertainties. The forward-looking information in this press release could be affected by many factors, including, without limitation, disruptions in operations, supplier relationships and employee relations given the decision to wind down Dressbarn’s operations, unanticipated developments that may prevent or delay wind down activities, changes in financial markets, interest rates, and foreign currency exchange rates, the ability to achieve anticipated cost reductions, the ability to achieve a successful outcome for its portfolio brands and to otherwise achieve its business strategies, and those additional risks and factors discussed in reports filed with the SEC by ascena from time to time, including those discussed under the heading “Risk Factors” in its most recently filed Annual Report on Form 10-K. We undertake no duty and have no obligation to update any forward-looking statements contained herein.

CONTACT:	For investors:	For media:
	ICR, Inc.	ascena retail group, inc.
	Jean Fontana	Shawn Buchanan
	Managing Director	Corporate Communications
	(646) 277-1214	(212) 541-3418
	Jean.Fontana@icrinc.com	shawn_buchanan@ascenaretail.com

Jennifer Davis
Senior Vice President
(646) 677-1813
Jennifer.Davis@icrinc.com